Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cerevel Therapeutics Holdings, Inc. for the registration of 76,781,567 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of Cerevel Therapeutics Holdings, Inc., and the effectiveness of internal control over financial reporting of Cerevel Therapeutics Holdings, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 10, 2022